                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest event reported): September 18, 2000


                            CYBERSOURCE CORPORATION
         ------------------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)


                                   DELAWARE
             ----------------------------------------------------
                (State or Other Jurisdiction of Incorporation)


             000-26477                             77-0472961
     ------------------------         --------------------------------------
     (Commission File Number)          (I.R.S. Employer Identification No.)


          1295 Charleston Road, Mountain View, California        94043
          ------------------------------------------------------------
          (Address of Principal Executive Offices)          (Zip Code)


                                (650) 965-6000
           --------------------------------------------------------
             (Registrant's telephone number, including area code)


       550 South Winchester Blvd., Suite 301, San Jose, California 95128
       -----------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

                     INFORMATION TO BE INCLUDED IN REPORT


Item 2.  Acquisition or Disposition of Assets.

     On September 18, 2000, pursuant to the Agreement and Plan of Merger, dated as of July 9, 2000, by and among CyberSource Corporation, a Delaware corporation (the "Registrant"), Sapphire Merger, Inc., a Delaware corporation ("Merger Sub"), and PaylinX Corporation, a privately held Delaware corporation ("PaylinX") (the "Agreement"), the Registrant completed the merger of Merger Sub, a wholly-owned subsidiary of the Registrant, with and into PaylinX, with PaylinX being the surviving corporation of the merger and becoming a wholly-owned subsidiary of the Registrant. The transaction was closed on September 18, 2000 and is being accounted for as a purchase.

     As consideration for the transaction, the Registrant issued an aggregate of 8,807,831 shares of the Registrant's common stock, $0.001 par value, in exchange for all of the outstanding shares of capital stock of PaylinX, subject to the withholding of 10% of such shares in escrow in accordance with the terms of the Agreement. At the effective time of the merger, all outstanding options and warrants to purchase shares of PaylinX common stock were automatically converted into options and warrants to purchase 2,571,090 shares of the Registrant's common stock based upon the conversion factor set forth in the Agreement with corresponding adjustments to their respective exercise prices.

     The Registrant currently intends that PaylinX's business will continue to be operated in its current manner. Certain of the assets of PaylinX were used in the development and support of PaylinX's Internet-based payment transaction processing platform, and the Registrant currently intends to use such assets in substantially the same manner.

     The total value of consideration paid for the purchase transaction was determined based on arm's length negotiations between the Registrant and PaylinX, which took into account PaylinX's financial position, operating history, products, intellectual property and other factors relating to PaylinX's business and certain income tax aspects of the transaction. There are no material relationships between PaylinX and either the Registrant or Merger Sub or any of their respective affiliates or any director or officer of the Registrant or Merger Sub or any associate of such director or officer.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)  Financial Statements of Acquired Business.
     ------------------------------------------


     (1) PaylinX Corporation audited financial statements for the years ended December 31, 1999, 1998 and 1997.

     (2) PaylinX Corporation unaudited financial statements for the three and six months ended June 30, 2000 and 1999.

               REPORT OF ARTHUR ANDERSEN LLP INDEPENDENT AUDITORS

To PaylinX Corporation:

   We have audited the accompanying balance sheets of PaylinX Corporation (a Missouri corporation) as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PaylinX Corporation as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP

St. Louis, Missouri,
February 4, 2000

                              PAYLINX CORPORATION

                BALANCE SHEETS AS OF DECEMBER 31, 1999 AND 1998

                                                         1999         1998
                                                     ------------  -----------
                       ASSETS
                       ------

CURRENT ASSETS:
  Cash and cash equivalents......................... $    745,769  $ 3,198,437
  Accounts receivable...............................      851,027      235,366
  Other current assets..............................      118,000       43,547
                                                     ------------  -----------
    Total current assets............................    1,714,796    3,477,350
PROPERTY AND EQUIPMENT..............................    4,327,430      153,038
OTHER ASSETS........................................      376,634       32,000
                                                     ------------  -----------
    Total assets.................................... $  6,418,860  $ 3,662,388
                                                     ============  ===========

        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
                      (DEFICIT)
                      ---------

CURRENT LIABILITIES:
  Accounts payable and accrued liabilities.......... $  5,660,126  $    40,900
  Accrued compensation and related expenses.........      158,299       17,714
  Deferred revenue..................................      787,846      122,885
  Notes payable.....................................    4,000,000          --
  Other current liabilities.........................       79,535          --
                                                     ------------  -----------
    Total current liabilities.......................   10,685,806      181,499
OTHER LONG-TERM OBLIGATIONS.........................      813,961          --
LONG-TERM DEBT......................................    5,787,000          --
  Series A convertible redeemable preferred stock
   ($.01 par value, 400,800 shares issued and
   outstanding, liquidation value of $4,008,000)....    4,437,000    4,008,000

STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock ($.01 par value, 2,000,000 shares
   authorized, 1,868,908 and 1,866,200 shares issued
   and outstanding).................................       18,689       18,662
  Additional paid-in capital........................    4,532,270    2,095,961
  Deferred compensation.............................   (2,360,577)  (1,620,600)
  Retained deficit..................................  (17,495,289)  (1,021,134)
                                                     ------------  -----------
    Total stockholders' equity (deficit)............  (15,304,907)    (527,111)
                                                     ------------  -----------
    Total liabilities and stockholders' equity
     (deficit)...................................... $  6,418,860  $ 3,662,388
                                                     ============  ===========

      The accompanying notes are an integral part of these balance sheets.

                              PAYLINX CORPORATION

                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                             1999         1998        1997
                                         ------------  ----------  ----------
REVENUE:
  License fees.......................... $  2,693,753  $  590,754  $  374,737
  Maintenance...........................      466,095     154,247      62,010
                                         ------------  ----------  ----------
    Total revenue.......................    3,159,848     745,001     436,747
                                         ------------  ----------  ----------
OPERATING EXPENSES:
  Cost of revenue.......................      605,697      80,017      30,088
  Research and development..............    4,067,124     262,445     120,354
  Selling and marketing.................    6,985,615     340,035     124,730
  General and administrative............    6,894,161     664,301     290,220
  Loss on disposal of assets............      444,503         --          --
                                         ------------  ----------  ----------
    Total operating expenses............   18,997,100   1,346,798     565,392
                                         ------------  ----------  ----------
Operating loss..........................  (15,837,252)   (601,797)   (128,645)
                                         ------------  ----------  ----------
OTHER (INCOME) EXPENSES:
  Interest expense......................      280,149      21,480      19,053
  Other (income) expense................      (72,246)     58,080         --
                                         ------------  ----------  ----------
    Total other expenses................      207,903      79,560      19,053
                                         ------------  ----------  ----------
Net loss................................ $(16,045,155) $ (681,357) $ (147,698)
                                         ============  ==========  ==========
Basic and diluted loss per share........ $      (8.82) $    (0.37) $    (0.08)
                                         ============  ==========  ==========
Weighted average shares used in basic
 and diluted per share computation......    1,867,103   1,855,366   1,799,250
                                         ============  ==========  ==========


        The accompanying notes are an integral part of these statements.

                              PAYLINX CORPORATION

 STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                                   (DEFICIT)
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                              Series A
                            Convertible
                             Redeemable
                          Preferred Stock      Common Stock    Additional
                         ------------------ ------------------  Paid-In      Deferred      Retained
                         Shares    Amount     Shares   Amount   Capital    Compensation    Deficit        Total
                         ------- ---------- ---------- ------- ----------  ------------  ------------  ------------
BALANCE, DECEMBER 31,
1996....................     --  $      --     850,000 $ 8,500 $      --   $       --    $   (192,079) $   (183,579)
  Issuance of common
  stock.................     --         --      51,800     518    292,707          --             --        293,225
  Net loss..............     --         --         --      --         --           --        (147,698)     (147,698)
                         ------- ---------- ---------- ------- ----------  -----------   ------------  ------------
BALANCE, DECEMBER 31,
1997....................     --         --     901,800   9,018    292,707          --        (339,777)      (38,052)
  Issuance of common
  stock.................     --         --      31,300     313    114,885          --             --        115,198
  Compensation expense
  recorded on stock
  options...............     --         --         --      --   1,697,600   (1,620,600)           --         77,000
  Issuance of preferred
  stock and warrants.... 400,800  4,008,100        --      --         --           --             --            --
  Net loss..............     --         --         --      --         --           --        (681,357)     (681,357)
                         ------- ---------- ---------- ------- ----------  -----------   ------------  ------------
BALANCE, DECEMBER 31,
1998.................... 400,800  4,008,000    933,100   9,331  2,105,192   (1,620,600)    (1,021,134)    3,480,889
  Stock split...........     --         --     933,100   9,331     (9,331)         --             --            --
                         ------- ---------- ---------- ------- ----------  -----------   ------------  ------------
BALANCE, DECEMBER 31,
1998 (Restated for
stock split)............ 400,800  4,008,000  1,866,200  18,662  2,095,961   (1,620,600)    (1,021,134)    3,480,889
  Issuance of common
  stock.................     --         --       2,708      27      2,681          --             --          2,708
  Compensation expense
  recorded on stock
  options...............     --         --         --      --   2,433,628     (739,977)           --      1,693,651
  Accretion related to
  Series A convertible
  redeemable preferred
  stock.................            429,000        --      --         --           --        (429,000)           --
  Net loss..............     --         --         --      --         --           --     (16,045,155)  (16,045,155)
                         ------- ---------- ---------- ------- ----------  -----------   ------------  ------------
BALANCE, DECEMBER 31,
1999.................... 400,800 $4,437,000  1,868,908 $18,689 $4,532,270  $(2,360,577)  $(17,495,289) $(10,867,907)
                         ======= ========== ========== ======= ==========  ===========   ============  ============

       The accompanying notes are an integral part of these statements.

                              PAYLINX CORPORATION

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                               1999         1998       1997
                                           ------------  ----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss................................ $(16,045,155) $ (681,357) $(147,698)
  Adjustments to reconcile net loss to
   cash used in operating activities:
    Depreciation and amortization.........      387,746      65,000     13,100
    Loss on disposal of assets............      444,503         --         --
    Other long-term obligations...........      813,961         --         --
    Compensation expense recorded on stock
     options..............................    1,693,651      77,000        --
    Other noncash charges.................          --          198        225
  Changes in assets and liabilities--
    Accounts receivable...................     (615,661)   (175,901)   (59,465)
    Accounts payable and accrued
     expenses.............................    5,619,226     (76,578)    23,038
    Accrued compensation and related
     expenses.............................      140,585    (100,355)    73,328
    Deferred revenue......................      664,961      66,896     37,208
    Other.................................     (339,552)    (51,130)   (23,565)
                                           ------------  ----------  ---------
      Total adjustments...................    8,809,420    (194,870)    63,869
                                           ------------  ----------  ---------
      Net cash used in operating
       activities.........................   (7,235,735)   (876,227)   (83,829)
                                           ------------  ----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.....   (5,101,641)   (172,774)   (44,824)
  Sale of property........................       95,000         --         --
                                           ------------  ----------  ---------
      Net cash used in investing
       activities.........................   (5,006,641)   (172,774)   (44,824)
                                           ------------  ----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock..        2,708     115,000    293,000
  Proceeds from issuance of preferred
   stock and warrants.....................          --    4,008,100        --
  Proceeds from borrowings................    9,787,000         --         --
  Payments on borrowings..................          --          --     (50,000)
                                           ------------  ----------  ---------
Net cash provided by financing
 activities...............................    9,789,708   4,123,100    243,000
                                           ------------  ----------  ---------
Net (decrease) increase in cash and cash
 equivalents..............................   (2,452,668)  3,074,099    114,347
CASH AND CASH EQUIVALENTS, beginning of
 year.....................................    3,198,437     124,338      9,991
                                           ------------  ----------  ---------
CASH AND CASH EQUIVALENTS, end of year.... $    745,769  $3,198,437  $ 124,338
                                           ============  ==========  =========
CASH PAID FOR INTEREST.................... $     18,210  $   21,480  $  19,053
                                           ============  ==========  =========

        The accompanying notes are an integral part of these statements.

                              PAYLINX CORPORATION

                         UNAUDITED FINANCIAL STATEMENTS

              Quarterly Report for the Period Ended June 30, 2000

                                 BALANCE SHEETS

                                                      June 30,    December 31,
                                                        2000          1999
                                                    ------------  ------------
                                                    (Unaudited)
                      ASSETS
                      ------
CURRENT ASSETS:
 Cash and cash equivalents......................... $ 11,535,388  $    745,769
 Accounts receivable, net of allowance of
  $437,315 and $225,000, respectively..............    2,814,576       851,027
 Other current assets..............................      224,525       118,000
                                                    ------------  ------------
   Total current assets............................   14,574,489     1,714,796
PROPERTY AND EQUIPMENT.............................    3,953,070     4,327,430
OTHER ASSETS.......................................      403,578       376,634
                                                    ------------  ------------
   Total assets.................................... $ 18,931,137  $  6,418,860
                                                    ============  ============
  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
  ----------------------------------------------
CURRENT LIABILITIES:
 Accounts payable and accrued liabilities.......... $    882,455  $  5,660,126
 Accrued compensation and related expenses.........      722,819       158,299
 Deferred revenue..................................    1,360,560       787,846
 Notes payable.....................................          --      4,000,000
 Other current liabilities.........................          --         79,535
                                                    ------------  ------------
   Total current liabilities.......................    2,965,834    10,685,806
OTHER LONG-TERM OBLIGATIONS........................      835,606       813,961
LONG-TERM DEBT.....................................          --      5,787,000
 Series A convertible redeemable preferred stock
   ($.01 par value, 801,600 shares issued and
   outstanding, liquidation value of $4,008,000)...    4,614,736     4,437,000
 Series B convertible redeemable preferred stock
  ($.01 par value, 4,066,519 and 0 shares issued
  and outstanding).................................   31,301,840           --
STOCKHOLDERS' EQUITY (DEFICIT):
 Common stock ($.01 par value, 20,000,000 shares
  authorized, 2,184,202 and 1,868,908 shares
  issued and outstanding)..........................       21,842        18,689
 Additional paid-in capital........................    5,161,179     4,532,170
 Deferred compensation.............................   (1,795,772)   (2,360,577)
 Retained deficit..................................  (24,174,128)  (17,495,289)
                                                    ------------  ------------
   Total stockholders' equity (deficit)............  (20,786,879)  (15,304,907)
                                                    ------------  ------------
   Total liabilities and stockholders' equity
    (deficit)...................................... $ 18,931,137  $  6,418,860
                                                    ============  ============

   The accompanying notes are an integral part of these financial statements.

                              PAYLINX CORPORATION

                            STATEMENTS OF OPERATIONS
                                  (Unaudited)

                            Three months ended         Six months ended
                                 June 30,                  June 30,
                          ------------------------  ------------------------
                             2000         1999         2000         1999
                          -----------  -----------  -----------  -----------
REVENUE:
  License fees..........  $ 2,509,580  $   446,660  $ 5,146,319  $   747,668
  Maintenance...........      416,960       77,802      705,491      145,067
                          -----------  -----------  -----------  -----------
    Total revenue.......    2,926,540      524,462    5,851,810      892,735
                          -----------  -----------  -----------  -----------
OPERATING EXPENSES:
  Cost of revenue.......      297,668      121,475      652,413      178,383
  Research and
   development..........    1,292,755      847,899    2,642,836    1,084,525
  Selling and
   marketing............    2,414,502      750,456    4,922,656    1,037,855
  General and
   administrative.......    2,345,772      725,907    3,878,111    1,250,241
                          -----------  -----------  -----------  -----------
    Total operating
     expenses...........    6,350,697    2,445,737   12,096,016    3,551,004
                          -----------  -----------  -----------  -----------
Operating loss..........   (3,424,157)  (1,921,275)  (6,244,206)  (2,658,269)
                          -----------  -----------  -----------  -----------
OTHER (INCOME) EXPENSES:
  Interest expense......     (213,984)     (10,153)     255,410       10,153
  Other (income)
   expense..............          --       (13,241)       1,487      (44,519)
                          -----------  -----------  -----------  -----------
    Total other
     expenses...........     (213,984)      (3,088)     256,897      (34,366)
                          -----------  -----------  -----------  -----------
Net loss................  $(3,210,173) $(1,918,187) $(6,501,103) $(2,623,903)
                          ===========  ===========  ===========  ===========
Basic and diluted loss
 per share..............  $     (1.68) $     (1.03) $     (3.27) $     (1.41)
                          ===========  ===========  ===========  ===========
Weighted average shares
 used in basic and
 diluted per share
 computation............    1,958,981    1,866,200    2,041,555    1,866,200
                          ===========  ===========  ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                              PAYLINX CORPORATION

                            STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                      Six months ended June
                                                               30,
                                                     -------------------------
                                                         2000         1999
                                                     ------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.......................................... $ (6,501,103) $(2,623,903)
  Adjustments to reconcile net loss to cash used in
   operating activities:
    Depreciation and amortization...................      524,169       66,391
    Other long-term obligations.....................       21,645           --
    Compensation expense recorded on stock options..      492,982      271,333
  Changes in assets and liabilities--
    Accounts receivable.............................   (1,963,549)    (441,844)
    Accounts payable and accrued expenses...........   (4,777,671)      70,132
    Accrued compensation and related expenses.......      564,520        7,802
    Deferred revenue................................      572,714      129,358
    Other...........................................     (213,004)      18,537
                                                     ------------  -----------
      Net cash used in operating activities.........  (11,279,297)  (2,502,194)
                                                     ------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net..........     (149,809)  (1,293,749)
                                                     ------------  -----------
      Net cash used in investing activities.........     (149,809)  (1,293,749)
                                                     ------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock............      703,885           --
  Proceeds from issuance of preferred stock, net....   21,514,840           --
  Proceeds from borrowings, net.....................           --    4,033,000
                                                     ------------  -----------
      Net cash provided by financing activities.....   22,218,725    4,033,000
                                                     ------------  -----------
      Net increase in cash and cash equivalents.....   10,789,619      237,057
CASH AND CASH EQUIVALENTS, beginning of year........      745,769    3,198,437
                                                     ------------  -----------
CASH AND CASH EQUIVALENTS, end of year.............. $ 11,535,388  $ 3,435,494
                                                     ============  ===========


   The accompanying notes are an integral part of these financial statements.

                              PAYLINX CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. The Company:

   PaylinX Corporation (the Company) designs, develops, markets, licenses and supports point-of-sale software systems for the processing of electronic payments, including those arising from internet e-commerce. The Company's payment servers perform real-time authorization, settlement and management functions for conventional and corporate purchasing card transactions in consumer and business-to-business application environments.

2. Summary of Significant Accounting Policies:

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

 Cash and Cash Equivalents

   Cash and cash equivalents consist of cash on deposit with banks and money market instruments with original maturities of 90 days or less.

 Asset Impairment

   The Company periodically assesses the carrying value of its long-lived assets and recognizes impairment losses if it is determined the carrying values are not recoverable.

 Revenue Recognition

   Revenue is recognized when earned. The Company licenses software under perpetual license agreements direct to customers and to resellers and provides maintenance and support services. The Company's revenue recognition policies are in compliance with American Institute of Certified Public Accountants Statements of Position 97-2, 98-4 and 98-9, "Software Revenue Recognition." License fee revenues are generally recognized when a license agreement has been signed, the software product has been shipped, there are no uncertainties surrounding product acceptance, the fees are fixed and determinable, and collection is considered probable. For customer license agreements, which meet these recognition criteria, the portion of the fees related to software licenses will generally be recognized in the current period. The Company allocates a portion of contractual license fees to postcontract support activities covered under the contract including first year maintenance. Maintenance revenues are recognized ratably over the maintenance period, which generally is one year.

 Research and Development

   Research and development costs are expensed as incurred. Costs required to be capitalized in accordance with Statement of Financial Accounting Standards
(SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," are not material.

 Income Taxes

   The Company accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes," which utilizes the liability method to calculate deferred income taxes. Under this method, deferred taxes are

                              PAYLINX CORPORATION
determined based on the estimated future tax effects of differences between financial statements and tax bases of assets and liabilities given the provisions of enacted tax laws.

   The significant deferred tax assets and liabilities are as follows:

                                                            1999        1998
                                                         -----------  ---------
   Deferred tax assets:
     Start-up and organizational costs.................. $     8,649  $  14,263
     Stock options......................................     672,847     29,260
     Reserves and accruals..............................     843,637      6,166
   Deferred tax liabilities:
     Depreciation and amortization......................    (132,160)       --
   Net operating loss carryforward......................   5,092,215    333,582
   Valuation allowance..................................  (6,485,188)  (383,271)
                                                         -----------  ---------
   Net deferred tax asset............................... $       --   $     --
                                                         ===========  =========

   The Company has net operating loss carryforwards of approximately $13,401,000 at December 31, 1999, which expire through 2019 if not utilized by the Company in its tax return. As of December 31, 1999 and 1998, a valuation allowance has been established to fully offset the net deferred tax asset.

 Earnings Per Share

   Basic earnings (loss) per share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the year. Diluted earnings (loss) per share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common and common equivalent shares outstanding, unless the calculation is antidilutive. For 1999, the net loss applicable to common stockholders has been adjusted to reflect $429,000 of accretion related to the Series A convertible redeemable preferred stock.

   For all periods presented, the effect of dilutive securities is antidilutive. As such, the denominator used in determining earnings per share is the same for both basic and dilutive earnings per share.

3. Property and Equipment:

   Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets ranging between three and seven years. Leasehold improvements are amortized using the straight-line method over their useful lives or lease terms, as appropriate.

   Property and equipment consist of the following at December 31:

                                                              1999       1998
                                                           ----------  --------
   Computer equipment..................................... $1,844,909  $173,722
   Purchased software.....................................  1,214,584    15,144
   Furniture and fixtures.................................  1,116,065     5,932
   Leasehold improvements.................................    607,895    37,700
                                                           ----------  --------
                                                            4,783,453   232,498
   Less--Accumulated depreciation and amortization........   (456,023)  (79,460)
                                                           ----------  --------
     Property and equipment, net.......................... $4,327,430  $153,038
                                                           ==========  ========

   For the years ended December 31, 1999, 1998 and 1997, depreciation and amortization expense was $387,746, $65,000 and $13,100, respectively.

                              PAYLINX CORPORATION

4. Debt:

 Convertible Debt

   From June to September 1999, the Company issued $5,787,000 of Convertible Promissory Notes (Convertible Notes). The Convertible Notes are convertible to Series B Convertible Preferred Stock (Series B Preferred) at 110% of the original note value only upon completion of a subsequent funding round of at least $10,000,000. The Convertible Notes have an interest rate of 8% payable either in cash or additional Series B Preferred shares. The Convertible Notes expire either one year from the date of execution of the Convertible Notes, upon issuance of the Series B Preferred shares or upon any merger involving the Company. If the Convertible Notes become exercisable and are not exercised, the terms of the Convertible Notes are extended for one year. In January 2000, the Company issued Series B Preferred shares and all Convertible Notes and the associated interest were converted into Series B Preferred shares. See Note 8 for more information.

 Accounts Receivable Purchase Agreement

   In October 1999, the Company executed an Accounts Receivable Purchase Agreement (the Agreement) which allowed the Company to sell up to $2,000,000 in qualified accounts receivable for a finance charge of 1.25% per month multiplied by the average outstanding accounts receivable plus 1% of all accounts receivable sold that month. The Company agreed to repurchase all accounts receivable over 90 days old, as well as any disputed accounts receivable. The Agreement gave the issuer a lien on the cash, receivables, property and other assets of the Company. The agreement expires in October 2000, but automatically renews without cancellation by either the Company or the issuer. At December 31, 1999, there were no accounts receivable sold under the Agreement.

   In association with the Agreement, the Company issued warrants to purchase 14,285 Series A Preferred Stock (Series A) at an initial exercise price of $10.50. These warrants expire October 13, 2004.

 Short-Term Bridge Notes

   In November and December 1999, the Company issued $4,000,000 in Short-Term Bridge Notes (Short-Term Notes). The Short-Term Notes pay interest of 9% and are due within 90 days of issuance. In January 2000, the Company issued Series B Preferred Shares and all Short-Term Notes and the associated interest were converted into Series B Preferred Shares. See Note 8 for more information.

 Letter of Credit

   In association with the Company's lease of office space, the Company was required to establish a letter of credit. The maximum amount available under the letter of credit was $325,000 and is payable to the lessor. The letter of credit is secured by certificates of deposit totaling $325,000 which are included in other assets in the accompanying balance sheet. The required letter of credit decreases over the term of the lease.

5. Retirement Plan:

   In February 1999, the Company established an employee benefit plan qualified under Section 401(k) of the Internal Revenue Code through which eligible employees may defer a portion of their salaries. The Company's contributions to the plan are discretionary. The Company elected not to contribute to the Plan in 1999.

6. Convertible Redeemable Preferred Stock and Stockholders' Equity (Deficit):

 Common Stock

   On July 1, 1999, the shareholders approved a two for one stock split. All per share information has been retroactively adjusted to reflect this split for all years presented.

                              PAYLINX CORPORATION

 Series A Convertible Redeemable Preferred Stock

   During October and December 1998, the Company issued 400,800 shares of Series A Convertible Redeemable Preferred Stock (Series A Preferred) along with warrants to purchase up to 30,000 shares of common stock. Total proceeds from the issuance were $4,008,100 with $10 per share allocated to the Series A Preferred and $100 allocated to the warrants. Any excess of mandatory redemption value over original recorded value is accreted to the earliest possible redemption date. The periodic accretion is charged directly to retained earnings (deficit). The Series A Preferred Shares were exchanged for new shares of Series A preferred stock in conjunction with the subsequent event described in Note 8.

   The Series A Preferred stockholders have preemptive rights to purchase new issuances of securities.

   Each warrant issued allows the warrant holder to purchase one share of common stock for $5 per share, subject to adjustment as defined in the certificate of incorporation. The warrants expire in October 2003. The warrants vest and become exercisable through December 31, 1999, contingent on the occurrence of certain events as defined in the Preferred Stock Agreement.

 Stock Options

   In connection with the sale and issuance of preferred stock in October 1998, the Company issued stock options primarily to the founders and certain employees. Options continued to be granted to all new employees through December 31, 1999. The options vest over a four-year period. There is no vesting for the first six months, options are 6/48 vested at the end of the sixth month, then vesting is straight-line through the 48th month. In accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," compensation expense is recorded evenly over the period services are received (the vesting period) and measured based on the intrinsic value of the options at the date of grant. In 1999 and 1998, $1,693,651 and $77,000 was recorded as compensation expense related to stock options, respectively.

   A summary of the status of the Company's stock options for 1999 and 1998 (restated for the 1999 stock split) is presented in the table below:

                                               1999                1998
                                        -------------------- -----------------
                                                    Weighted          Weighted
                                                    Average           Average
                                                    Exercise          Exercise
                                          Shares     Price    Shares   Price
                                        ----------  -------- -------- --------
   Outstanding--beginning of year......    424,400   $1.00        --   $ --
   Granted.............................    896,350    2.06    424,400   1.00
   Exercised...........................     (2,708)   1.00        --     --
   Canceled/forfeited..................   (210,256)   1.47        --     --
                                        ----------           --------
     Outstanding--end of year..........  1,107,786   $1.81    424,400  $1.00
                                        ==========           ========
   Exercisable--end of year............    356,008   $1.28        --   $ --
   Weighted average fair value for
    grants during year................. $     3.53           $   4.17

   The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1999 and 1998, respectively: risk-free interest rates ranging from 4.61% to 6.14% and 4.48% to 4.75%; expected dividend yield of 0.0%; and expected lives of four years. The range of exercise prices for the options outstanding at December 31, 1999, was $1.00 to $7.50. The exercise price for all options outstanding at December 31, 1998, was $1.00. The weighted-average

                              PAYLINX CORPORATION
remaining contractual life was 3.3 and 3.8 years for options outstanding at December 31, 1999 and 1998, respectively.

   The Company's net loss and basic and diluted loss per share would not significantly differ for 1999 and 1998 had compensation expense for the Company's 1999 and 1998 grants of stock options been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation." The effects of the application of SFAS 123 in this disclosure are not indicative of the pro forma effect on net income (loss) in future years.

7. Commitments and Contingencies:

   The Company leases its St. Louis facility under an operating lease agreement expiring in 2004 with renewal options.

   In December 1999, the Company leased facilities in Reston, Virginia, and will move the headquarters there. The Company will vacate certain leased space in St. Louis, Missouri, and sublease the vacated space through March 31, 2001. A reserve for the amount of the lease payments in excess of the sublease has been established and constitutes the balance of other long-term obligations in the accompanying balance sheets. The sublease renews automatically for a period through October 31, 2004, unless canceled by either party. Additionally, the Company has recognized a loss on disposal of assets of $444,503 due to writing down leasehold improvements and furniture and fixtures to the net realizable value as of December 31, 1999.

   As of December 31, 1999, minimum future lease payments under leases are as follows:

                                                              Less
                                                   Lease    Sublease  Net Lease
                                                Commitments Revenue  Commitments
                                                ----------- -------- -----------
   For the Year Ending December 31
   2000........................................  $931,808   $207,911  $723,897
   2001........................................   883,303     63,105   820,198
   2002........................................   907,697        --    907,697
   2003........................................   916,735        --    916,735
   2004........................................   652,338        --    652,338

   Rent expense for the years ended December 31, 1999, 1998 and 1997 was $485,411, $47,802 and $10,234, respectively.

   The Company at times is a party to various claims and legal proceedings arising in the ordinary course of business. Management does not believe that the ultimate disposition of any or all such proceedings will have a material adverse effect upon the financial condition or results of operations of the Company.

8. Subsequent Events:

   In January 2000, the shareholders of the Company voted to merge PaylinX Corporation, a Missouri corporation, with PaylinX Corporation, a Delaware corporation. The new company adopted a certificate of incorporation which authorized 20,000,000 shares of common stock with a $0.01 per share par value. The certificate of incorporation also authorized 5,000,000 shares of preferred stock. In conjunction therewith, PaylinX Corporation, Delaware exchanges 801,600 shares of Series A Convertible Redeemable Preferred Stock (New Series A Preferred) for the 400,800 shares of Series A Preferred from PaylinX Corporation, Missouri.

   Additionally, the Company issued 3,836,472.15 shares of Series B Convertible Redeemable Preferred Stock (Series B Preferred) with a par value of $0.01 for $7.824538 per share. The Convertible Notes (at 110%

                              PAYLINX CORPORATION
of the original note value) and Short-Term Bridge Notes plus the associated accrued interest were converted or exchanged for shares of the Series B Preferred.

   Under the certificate of incorporation, each share of New Series A Preferred and Series B Preferred may be voluntarily converted into one share of common stock, subject to certain conversion adjustments as defined in the certificate of incorporation at anytime. The New Series A Preferred and the Series B Preferred will automatically be converted into common stock upon an initial public offering valued at not less than $20 million.

   The New Series A Preferred and Series B Preferred are mandatorily redeemable by the Company as follows: half of the then outstanding shares of New Series A Preferred and Series B Preferred on the fifth anniversary of the original issuance date, half of the then outstanding shares of New Series A Preferred and Series B Preferred on the sixth anniversary of the original issuance date and the remaining outstanding shares of New Series A Preferred and Series B Preferred on the seventh anniversary of the original issuance date. The redemption price at each of the redemption dates will be the greater of $5 and $7.824538 per share or fair market value, plus any declared and unpaid dividends for the New Series A Preferred and Series B Preferred, respectively. The fair market value of the New Series A Preferred and Series B Preferred is to be determined by independent appraisers appointed by the Company and the New Series A Preferred and Series B Preferred stockholders.

   The New Series A Preferred and Series B Preferred stockholders have preemptive rights to purchase new issuances of securities. If this transaction had been completed at December 31, 1999, the effect of this transaction on the December 31, 1999, balance sheet would have been as follows:

                                                      Actual      Pro Forma
                                                       1999          1999
                                                   ------------  ------------
                                                                 (Unaudited)
   CURRENT ASSETS:
     Cash and cash equivalents.................... $    745,769  $ 19,619,974
     Other current assets.........................      969,027       969,027
                                                   ------------  ------------
       Total current assets.......................    1,714,796    20,589,001
   LONG-TERM ASSETS...............................    4,704,064     4,704,064
                                                   ------------  ------------
       Total assets............................... $  6,418,860  $ 25,293,065
                                                   ============  ============
   CURRENT LIABILITIES:
     Notes payable................................ $  4,000,000  $        --
     Other current liabilities....................    6,685,806     6,423,867
                                                   ------------  ------------
       Total current liabilities..................   10,685,806     6,423,867
                                                   ------------  ------------
   OTHER LONG-TERM OBLIGATIONS....................      813,961       813,961
                                                   ------------  ------------
   LONG-TERM DEBT.................................    5,787,000           --
                                                   ------------  ------------
     Series A redeemable, convertible preferred
      stock.......................................    4,437,000     4,437,000
     Series B redeemable, convertible preferred
      stock.......................................          --     29,501,844
   STOCKHOLDERS' EQUITY (DEFICIT):
     Common stock.................................       18,689        18,689
     Additional paid-in capital...................    4,532,270     4,532,270
     Deferred compensation........................   (2,360,577)   (2,360,577)
     Retained deficit.............................  (17,495,289)  (18,073,989)
                                                   ------------  ------------
       Total stockholders' equity (deficit).......  (15,304,907)  (15,883,607)
                                                   ------------  ------------
       Total liabilities and stockholders' equity
        (deficit)................................. $  6,418,860  $ 25,293,065
                                                   ============  ============

                              PAYLINX CORPORATION

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

1. The Company

   PaylinX Corporation (the Company) designs, develops, markets, licenses and supports point-of-sale software systems for the processing of electronic payments, including those arising from internet e-commerce. The Company's payment servers perform real-time authorization, settlement and management functions for conventional and corporate purchasing card transactions in consumer and business-to-business application environments.

2. Basis of Presentation

   The accompanying unaudited, interim financial statements of PaylinX Corporation omit or condense certain footnotes and other information normally included in financial statements prepared in accordance with generally accepted accounting principles. This report should be read in conjunction with the audited financial statements and notes to the financial statements as of and for the year ended December 31, 1999. In the opinion of Management, all adjustments, consisting primarily of normal recurring adjustments, necessary for a fair presentation of interim period results have been made. The interim results reflected in the financial statements are not necessarily indicative of results expected for the full year, or future periods.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

 Revenue Recognition

   Revenue is recognized when earned. The Company licenses software under perpetual license agreements direct to customers and to resellers and provides maintenance and support services. The Company's revenue recognition policies are in compliance with American Institute of Certified Public Accountants Statements of Position 97-2, 98-4 and 98-9, "Software Revenue Recognition." License fee revenues are generally recognized when a license agreement has been signed, the software product has been shipped, there are no uncertainties surrounding product acceptance, the fees are fixed and determinable, and collection is considered probable. For customer license agreements, which meet these recognition criteria, the portion of the fees related to software licenses will generally be recognized in the current period. The Company allocates a portion of contractual license fees to postcontract support activities covered under the contract including first year maintenance. Maintenance revenues are recognized ratably over the maintenance period, which generally is one year.

 Earnings Per Share

   Basic earnings (loss) per share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the year. Diluted earnings (loss) per share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common and common equivalent shares outstanding, unless the calculation is antidilutive. For the six months and three months ended June 30, 1999, the net loss applicable to common stockholders has been adjusted to reflect $177,736 and $88,868, respectively, of accretion related to the Series A convertible redeemable preferred stock. For all periods presented, the effect of dilutive securities is antidilutive. As such, the denominator used in determining earnings per share is the same for both basic and dilutive earnings per share.

                              PAYLINX CORPORATION

3. Debt

 Convertible Debt

   From June to September 1999, the Company issued $5,787,000 of Convertible Promissory Notes (Convertible Notes). The Convertible Notes are convertible to Series B Convertible Preferred Stock (Series B Preferred) at 110% of the original note value only upon completion of a subsequent funding round of at least $10,000,000. The Convertible Notes have an interest rate of 8% payable either in cash or additional Series B Preferred shares. In January 2000, the Company issued Series B Preferred shares and all Convertible Notes and the associated interest were converted into Series B Preferred shares. See Note 4 for more information.

 Short-Term Bridge Notes

   In November and December 1999, the Company issued $4,000,000 in Short-Term Bridge Notes (Short-Term Notes). In January 2000, the Company issued Series B Preferred Shares and all Short-Term Notes and the associated interest were converted into Series B Preferred Shares. See Note 4 for more information.

4. Convertible Redeemable Preferred Stock and Stockholders' Equity (Deficit)

 Common Stock

   On July 1, 1999, the shareholders approved a two for one stock split. All per share information has been retroactively adjusted to reflect this split for all years presented.

 Series A Convertible Redeemable Preferred Stock

   During October and December 1998, the Company issued 400,800 shares of Series A Convertible Redeemable Preferred Stock (Series A Preferred) along with warrants to purchase up to 30,000 shares of common stock. Total proceeds from the issuance were $4,008,100 with $10 per share allocated to the Series A Preferred and $100 allocated to the warrants. Any excess of mandatory redemption value over original recorded value is accreted to the earliest possible redemption date. The periodic accretion is charged directly to retained earnings (deficit). The Series A Preferred Shares were exchanged for new shares of Series A preferred stock in conjunction with the transaction described below.

   Each warrant issued allows the warrant holder to purchase one share of common stock for $5 per share, subject to adjustment as defined in the certificate of incorporation. The warrants expire in October 2003. The warrants vest and become exercisable through December 31, 1999, contingent on the occurrence of certain events as defined in the Preferred Stock Agreement.

   In January 2000, the shareholders of the Company voted to merge PaylinX Corporation, a Missouri corporation, with PaylinX Corporation, a Delaware corporation. The new company issued a certificate of incorporation which authorized 20,000,000 shares of common stock with a $0.01 per share par value. The certificate of incorporation also authorized 5,000,000 shares of preferred stock. In conjunction therewith, PaylinX Corporation, Delaware exchanged 801,600 shares of Series A Convertible Redeemable Preferred Stock (New Series A Preferred) for the 400,800 shares of Series A Preferred from PaylinX Corporation, Missouri.

   Additionally, in February 2000, the Company issued 3,836,472.15 shares of Series B Convertible Redeemable Preferred Stock (Series B Preferred) with a par value of $0.01 for $7.824538 per share. The Convertible Notes (at 110% of the original note value) and Short-Term Bridge Notes plus the associated accrued interest were converted or exchanged for shares of the Series B Preferred.

                              PAYLINX CORPORATION

   Under the certificate of incorporation, each share of New Series A Preferred and Series B Preferred may be voluntarily converted into one share of common stock, subject to certain conversion adjustments as defined in the certificate of incorporation at anytime. The New Series A Preferred and the Series B Preferred will automatically be converted into common stock upon an initial public offering or sale valued at not less than $20 million.

   The New Series A Preferred and Series B Preferred are mandatorily redeemable by the Company as follows: half of the then outstanding shares of New Series A Preferred and Series B Preferred on the fifth anniversary of the original issuance date, half of the then outstanding shares of New Series A Preferred and Series B Preferred on the sixth anniversary of the original issuance date and the remaining outstanding shares of New Series A Preferred and Series B Preferred on the seventh anniversary of the original issuance date. The redemption price at each of the redemption dates will be the greater of $5 and $7.824538 per share or fair market value, plus any declared and unpaid dividends for the New Series A Preferred and Series B Preferred, respectively.

   The New Series A Preferred and Series B Preferred stockholders have preemptive rights to purchase new issuances of securities.

5. Commitments and Contingencies

   The Company at times is a party to various claims and legal proceedings arising in the ordinary course of business. Management does not believe that the ultimate disposition of any or all such proceedings will have a material adverse effect upon the financial condition or results of operations of the Company.

6. Subsequent Event

   On July 9, 2000, the Company signed an agreement and plan of merger with Cybersource Corporation.

(b)  Unaudited Pro Forma Condensed Combined Financial Information and Notes
     ----------------------------------------------------------------------
     thereto.
     -------


          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   The unaudited pro forma condensed combined financial information for CyberSource set forth below gives effect to the acquisition of PaylinX. The historical financial information set forth below has been derived from, and is qualified by reference to, the supplemental consolidated financial statements of CyberSource and the consolidated financial statements of CyberSource and PaylinX, and should be read in conjunction with those financial statements and the notes thereto incorporated by reference or included elsewhere herein.

   On September 18, 2000, a wholly-owned subsidiary of CyberSource was merged with and into PaylinX, and PaylinX became a wholly-owned subsidiary of CyberSource. In connection with the merger, we issued approximately 8.8 million shares of our common stock to PaylinX stockholders in exchange for PaylinX outstanding common and preferred stock, and assumed options in connection with the PaylinX merger to purchase approximately 2,571,000 shares of our common stock. The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 1999 and the six months ended June 30, 2000 set forth below give effect to the acquisition as if it occurred on January 1, 1999. The unaudited pro forma condensed combined balance sheet as of June 30, 2000 set forth below gives effect to the acquisition of PaylinX as if it occurred on June 30, 2000.

  The PaylinX acquisition is being accounted for using the purchase method of accounting. The Pro Forma Financial Statements have been prepared on the basis of assumptions described herein.

   CyberSource expects to incur integration costs, the amount of which is uncertain at this time, subsequent to the consummation of the acquisition. The Pro Forma Condensed Combined Statements of Operations does not include the costs of integration, as these costs will affect future operations and do not qualify as liabilities in connection with a purchase business combination under EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination."

   The unaudited pro forma condensed combined balance sheet set forth herein combines the balance sheets of CyberSource and PaylinX as of June 30, 2000. The unaudited pro forma condensed financial information set forth herein combines the supplemental statement of operations of CyberSource for the year ended December 31, 1999 and the PaylinX statement of operations for the year ended December 31, 1999. The unaudited pro forma condensed financial information set forth herein also combines the statement of operations of CyberSource for the six months ended June 30, 2000 and the PaylinX statement of operations for the six months ended June 30, 2000. This pro forma condensed financial information reflects certain adjustments, including among others, adjustments to reflect the amortization of intangible assets and goodwill acquired and deferred compensation related to assumed options. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes to the financial statements of CyberSource and PaylinX which are incorporated by reference or included in the Company's Proxy Statement filed on August 17, 2000, in relation to this purchase transaction. The unaudited pro forma condensed combined financial information set forth below does not purport to represent what the consolidated results of operations or financial condition of CyberSource would actually have been if the PaylinX acquisition and related transaction had in fact occurred on such date or to project the future consolidated results of operations or financial condition of CyberSource.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS


                    For the Six Months Ended June 30, 2000
                   (In thousands, except per share amounts)

                                                                                           Total       Pro Forma
                                                          CyberSource       PaylinX      Combined     Adjustments       Total
                                                          -----------       --------     --------     -----------     --------
Net revenues..........................................      $ 13,838        $  5,852      $ 19,690     $       --      $ 19,690
Cost of revenues......................................        10,747             652        11,399             --        11,399
                                                            --------        --------      --------     ----------      --------
Gross profit..........................................         3,091           5,200         8,291             --         8,291
Operating expenses
     Product development..............................         6,543           2,643         9,186             --         9,186
     Sales and marketing..............................        12,616           4,923        17,539             --        17,539
     General and administrative.......................         6,087           3,878         9,965             --         9,965
     Acquisition related costs........................           834              --           834             --           834
     Goodwill and deferred compensation
       amortization...................................           411              --           411         18,857 (7)    26,601
                                                                                                              584 (7)
                                                                                                            1,250 (7)
                                                                                                            1,300 (7)
                                                                                                            1,767 (8)
                                                                                                            2,432 (9)
                                                            --------        --------      --------     ----------      --------
Total operating expenses..............................        26,491          11,444        37,395         26,190        64,125
Loss from operations..................................       (23,400)         (6,244)      (29,644)       (26,190)      (55,884)
Loss on investment in joint venture...................           (31)             --           (31)            --           (31)
Interest income.......................................         3,879              --         3,879             --         3,879
Interest and other expense............................           (55)           (257)         (312)            --          (312)
                                                            --------        --------      --------     ----------      --------
Net loss..............................................      $(19,607)       $ (6,501)     $(26,108)    $  (26,190)     $(52,298)
                                                            ========        ========      ========     ==========      ========
Basic and diluted net loss per share..................      $  (0.76)       $  (3.27)                                  $  (1.53)
                                                            --------        --------                                   --------
Weighted average shares of common stock...............        25,801           2,042                                     34,252
                                                            ========        ========                                   ========

                 See accompanying notes to Unaudited Pro Forma
                   Condensed Combined Financial Information

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                      For the Year Ended December 31, 1999
                    (In thousands, except per share amounts)

                                                Total     Pro Forma
                         CyberSource PaylinX   Combined  Adjustments    Total
                         ----------- --------  --------  -----------   --------
Net revenues............  $ 12,931   $  3,160  $ 16,091   $    --      $ 16,091
Cost of revenues........    10,948        606    11,554        --        11,554
                          --------   --------  --------   --------     --------
Gross profit............     1,983      2,554     4,537        --         4,537
Operating expenses
  Product development...     7,807      4,067    11,874        --        11,874
  Sales and marketing...    15,110      6,986    22,096        --        22,096
  General and
   administrative.......     6,023      6,894    12,917        --        12,917
  Goodwill, purchased
   intangibles and
   deferred
   compensation
   amortization.........     4,716        --      4,716    37,967 (7)    57,332
                                                            1,167 (7)
                                                            2,500 (7)
                                                            2,600 (7)
                                                            3,533 (8)
                                                            4,839 (9)
                          --------   --------  --------   --------     --------
Total operating
 expenses...............    33,656     17,947    51,603     52,606      104,209
Loss from operations....   (31,673)   (15,393)  (47,066)   (52,606)     (99,672)
Interest income.........     2,123        --      2,123        --         2,123
Interest and other
 expense................      (295)      (652)     (947)       --          (947)
                          --------   --------  --------   --------     --------
Net loss................  $(29,845)  $(16,045) $(45,890)  $(52,606)    $(98,496)
                          ========   ========  ========   ========     ========
Basic and diluted net
 loss per share.........  $  (1.95)  $  (8.82)                         $  (4.09)
                          --------   --------                          --------
Weighted average shares
 of common stock........    15,267      1,867                            24,075
                          ========   ========                          ========


                 See accompanying notes to Unaudited Pro Forma
                    Condensed Combined Financial Information

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                     For the Six Months Ended June 30, 2000
                    (In thousands, except per share amounts)

                                                Total     Pro Forma
                          CyberSource PaylinX  Combined  Adjustments    Total
                          ----------- -------  --------  -----------   --------
Net revenues.............  $ 13,838   $ 5,852  $ 19,690   $    --      $ 19,690
Cost of revenues.........    10,747       652    11,399        --        11,399
                           --------   -------  --------   --------     --------
Gross profit.............     3,091     5,200     8,291        --         8,291
Operating expenses
  Product development....     6,543     2,643     9,186        --         9,186
  Sales and marketing....    12,616     4,923    17,539        --        17,539
  General and
   administrative........     6,087     3,878     9,965        --         9,965
  Acquistion related
   costs.................       834       --        834        --           834
  Goodwill, purchased
   intangibles  and
   deferred compensation
   amortization..........       411       --        411    18,984 (7)    25,480
                                                              584 (7)
                                                            1,250 (7)
                                                            1,300 (7)
                                                            1,767 (8)
                                                            1,184 (9)
                           --------   -------  --------   --------     --------
Total operating
 expenses................    26,491    11,444    37,935     25,069       63,004
Loss from operations.....   (23,400)   (6,244)  (29,644)   (25,069)     (54,713)
Loss on investment in
 joint venture...........       (31)      --        (31)       --           (31)
Interest income..........     3,879       --      3,879        --         3,879
Interest and other
 expense.................       (55)     (257)     (312)       --          (312)
                           --------   -------  --------   --------     --------
Net loss.................  $(19,607)  $(6,501) $(26,108)  $(25,069)    $(51,177)
                           ========   =======  ========   ========     ========
Basic and diluted net
 loss per share..........  $  (0.76)  $ (3.27)                         $  (1.50)
                           --------   -------                          --------
Weighted average shares
 of common stock.........    25,801     2,042                            34,069
                           ========   =======                          ========


                 See accompanying notes to Unaudited Pro Forma
                    Condensed Combined Financial Information

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                              As of June 30, 2000
                                 (In thousands)

                                                                      Pro Forma
                                      CyberSource PaylinX   Total    Adjustments     Total
                                      ----------- -------  --------  -----------    --------
               ASSETS
               ------
Current Assets:
 Cash and cash equivalents..........   $ 41,076   $11,535  $ 52,611   $    --       $ 52,611
 Short-term investments.............     75,020       --     75,020        --         75,020
 Accounts receivable, net...........      4,583     2,815     7,398        --          7,398
 Prepaid expenses and other current
 assets.............................      1,333       224     1,557        --          1,557
                                       --------   -------  --------   --------      --------
Total current assets................    122,012    14,574   136,586        --        136,586
 Property and equipment, net........     15,420     3,953    19,373        --         19,373
 Investment in joint venture........        730       --        730        --            730
 Other noncurrent assets............        495       404       899        --            899
 Goodwill and other intangible
  assets............................        --        --        --     146,000 (1)   146,000
                                       --------   -------  --------   --------      --------
   Total assets.....................   $138,657   $18,931  $157,588   $146,000      $303,588
                                       ========   =======  ========   ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
 Accounts payable...................      2,053       276     2,329        --          2,329
 Other accrued liabilities..........      5,344     1,329     6,673      4,000 (1)    12,173
                                                                         1,500 (3)
 Deferred revenue...................        793     1,360     2,153       (680)(2)     1,473
 Current obligations under capital
  leases............................        578       --        578        --            578
                                       --------   -------  --------   --------      --------
Total current liabilities...........      8,768     2,965    11,733      4,820        16,553
Non-current obligation under capital
 leases.............................        204       --        204        --            204
Other long-term obligations.........        --        836       836        --            836
Redeemable convertible preferred
 stock..............................        --     35,917    35,917    (35,917)(5)       --
Stockholders' equity (net capital
 deficiency)
 Common stock and paid-in capital....   190,341     5,183   195,524    142,951 (5)   369,800
                                                                        27,859 (5)
                                                                        (5,183)(5)
                                                                         8,649 (1)
 Deferred compensation..............       (903)   (1,796)   (2,699)    (8,649)(1)    (9,552)
                                                                         1,796 (4)
 Accumulated other comprehensive
  loss..............................        (54)      --        (54)       --            (54)
 Accumulated deficit................    (59,699)  (24,174)  (83,873)    24,174 (6)   (74,199)
                                                                       (14,500)(6)
                                       --------   -------  --------   --------      --------
   Total stockholders' equity.......    129,685   (28,787)  108,848    177,097       285,995
                                       --------   -------  --------   --------      --------
   Total liabilities and
    stockholders' equity (net
    capital deficiency).............   $138,657   $18,931  $157,588   $146,000      $303,588
                                       ========   =======  ========   ========      ========

                 See accompanying notes to Unaudited Pro Forma
                    Condensed Combined Financial Information

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS

   For purposes of the pro forma operating data, CyberSource's consolidated financial statements as of June 30, 2000 and for the six months ended June 30, 2000 have been combined with the PaylinX financial statements as of June 30, 2000 and for the six months ended June 30, 2000. CyberSource's supplemental consolidated statement of operations for the year ended December 31, 1999 has been combined with the PaylinX statement of operations for the year ended December 31, 1999.

   The companies have had no significant inter-company activity which would require elimination in preparing the combined condensed financial statements. In addition, the companies have no significantly different accounting policies and procedures which would have required conforming adjustments.

   The accompanying pro forma information should be read in conjunction with the historical financial statements and supplemental financial statements and related notes for both CyberSource and PaylinX, which are either included or incorporated by reference in this Form 8-K or CyberSource's Proxy Statement filed on August 17, 2000 in relation to this purchase transaction.

   The pro forma financial statements give effect to CyberSource's acquisition of PaylinX through a merger and exchange of shares. The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1999 and the six months ended June 30, 2000 reflect this transaction as if it had taken place at the beginning of the period presented. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to this transaction as if it had taken place on June 30, 2000.

   The merger is being accounted for using the purchase method of accounting. The pro forma financial statements have been prepared on the basis of assumptions described in the following notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of PaylinX based on estimated fair value. CyberSource does not expect that the final allocation of the purchase price will differ materially from the preliminary allocations. In the opinion of CyberSource's management, all adjustments necessary to present fairly such pro forma financial statements have been made on the proposed terms and structure of the PaylinX merger.

   In connection with the merger, CyberSource currently expects to incur write-offs related to in-process research and development, of approximately $14.5 million. The Unaudited Pro Forma Combined Condensed Statements of Operations do not reflect these charges. The charge related to in-process research and development will be reflected in CyberSource's consolidated financial statements upon the effective time of the merger. The pro forma financial statements do not include the costs of integration, the amount of which is uncertain at this time as they will affect future operations.

   The pro forma financial statements are not necessarily indicative of what the actual financial results would have been had the transaction taken place on January 1, 1999 or June 30, 2000 and do not purport to indicate the results of future operations.

   The pro forma financial statements give effect to the following pro forma adjustments:

     (1) In accordance with the merger agreement, PaylinX will become a wholly owned subsidiary of CyberSource, and all outstanding shares of its common and preferred stock will be converted into shares of CyberSource common stock.

   The PaylinX merger is being accounted for using the purchase method of accounting. The purchase price of $16.23 per share was based on the closing price of CyberSource's stock on July 10, 2000 (the date of the announcement of the merger) and the three days prior and subsequent to the announcement date.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       FINANCIAL STATEMENTS--(Continued)


   The purchase price was determined as follows:

                                             PaylinX  CyberSource
                                             Shares     Shares      Fair Value
                                            --------- ----------- --------------
                                                                  (in thousands)
    Shares................................. 7,339,859  8,807,831     $142,951
    Stock options assumed.................. 2,142,575  2,571,090       36,508
    Totals................................. 9,482,434 11,378,921     $179,459

   The PaylinX shares were first converted to CyberSource equivalent shares by taking the number of PaylinX shares multiplied by the exchange ratio of approximately 1.2 per share.

   With respect to stock options assumed as part of the merger, all PaylinX options will be exchanged for CyberSource options and are included as part of the purchase price based on their fair value. Any unvested PaylinX options issued in exchange for unvested CyberSource options are also included as part of the purchase price based on their fair value, however, pursuant to Financial Accounting Standards Board Interpretation Number 44, the portion of the intrinsic value of unvested options that will be deemed to be earned over the remaining vesting period of those options has been deducted from the fair value of the unvested options and will be amortized as deferred compensation over that remaining vesting period. The fair value of the options assumed is based on the Black-Scholes model using the following assumptions:

  . Fair market value of the underlying shares is based on the average closing price of CyberSource's common stock on July 10, 2000 and the three days prior and subsequent to such date.

  . Expected life of 4.0 years

  . Expected volatility of 1.13

  . Risk free interest rate of 5.55%

  . Expected dividend rate of 0%

   Below is a table of the estimated acquisition cost, allocation of excess purchase cost over the fair value of net assets acquired to goodwill and other intangible assets acquired and annual amortization of the goodwill and intangible assets acquired (in thousands, except for asset life);

                                         Estimated                 Annual
                                        Acquisition Asset Life Amortization of
                                           Cost     (in years)   Intangibles
                                        ----------- ---------- ---------------
  Value of common stock and stock
   options issued......................  $179,459
  Transaction costs....................     4,000
                                         --------
    Total estimated acquisition cost...  $183,459
                                         ========
  Historical value of net assets
   acquired of PaylinX at June 30,
   2000................................  $ 15,130      N/A
  Adjustment to state net assets at
   fair market value...................      (820)     N/A
  Assembled workforce..................     3,500        3         $ 1,167
  Customer base........................    13,000        5         $ 2,600
  Developed technology.................    10,600        3         $ 3,533
  In-process technology................    14,500      N/A             N/A
  Covenants-not-to-compete.............     5,000        2         $ 2,500
  Goodwill.............................   113,900        3         $37,967
  Deferred compensation................     8,649      3.5         $ 4,839
                                         --------
    Total..............................  $183,459
                                         ========

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       FINANCIAL STATEMENTS--(Continued)


   Tangible assets of PaylinX acquired in the merger principally include cash and cash equivalents, accounts receivables, and fixed assets. Liabilities of PaylinX assumed in the merger principally include accounts payable, deferred revenue and other liabilities.

   To determine the value of the developed technology the expected future cash flow attributable to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of the technology. The analysis resulted in a valuation of approximately $10.6 million for developed technology which has reached technological feasibility and therefore was capitalizable. The developed technology is being amortized on a straight line basis over a 3 year period.

   The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs and training costs for each category of employee. The analysis determined a valuation of approximately $3.5 million for the assembled workforce, and is being amortized on a straight line basis over a 3 year period.

   The value of the customer base of approximately $13.0 million was derived by considering, among other factors, the historical costs to develop customer relationships, the expected income, and the associated risks. Associated risks included the inherent difficulties and uncertainties in transitioning business relationships. The value of the customer base is being amortized over a 5 year period.

   The value of deferred compensation of approximately $8.6 million was derived using the guidance of Financial Accounting Standards Board Interpretation Number 44, the unvested options' intrinsic value, and a vesting ratio of 38% for the remaining vesting period of unvested options. The deferred compensation is being amortized on a graded basis over a 3.5 year period.

   The projects identified as in-process technology at PaylinX are those that will be underway at the time of the PaylinX merger and would, after consummation of the PaylinX merger, require additional effort to establish technological feasibility. These projects have identifiable technological risk factors which indicate that even though successful completion is expected, it is not assured. If an identified project is not successfully completed, there is no alternative future use for the project and the expected future income will not be realized. The estimated amount of the in-process research and development charge represents a preliminary estimate which could materially differ from the actual results that will be experienced by CyberSource as final values will not be established until after the closing of the PaylinX merger.

   The in-process technology acquired from PaylinX in the transaction consists primarily of technology related to replacement and enhancement of PaylinX's core technology, principally multi-channel enterprise payment software.

     (2) The pro forma adjustment to deferred revenue reflects the writedown of deferred revenue to the estimated amount of the cost to provide service under maintenance contracts as of June 30, 2000 plus a profit margin related to such services.

     (3) The pro forma adjustment to accrued liabilities reflects the payments under severance agreements to executives of PaylinX who will be terminated upon the closing of the merger.

     (4) The pro forma adjustment to "deferred compensation" reflects the elimination of PaylinX deferred compensation ($1.8 million).

     (5) The pro forma adjustment to "common stock and additional paid in capital" and "convertible preferred stock" reflects elimination of PaylinX's common and preferred stock ($41.1 million) and the impact of the issuance of CyberSource common stock ($179.5 million) in connection with the merger.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       FINANCIAL STATEMENTS--(Continued)


     (6) The pro forma adjustment to "Accumulated Deficit" reflects the elimination of PaylinX's accumulated deficit ($24.0 million) and the inclusion of in-process technology charge ($14.5 million).

     (7) The pro forma adjustment is for the amortization of goodwill, assembled workforce, covenants-not-to-compete and customer base.

     (8) The pro forma adjustment is for the amortization of developed technology.

     (9) The pro forma adjustment is for the amortization of deferred compensation.

(c)  Exhibits.
     --------

     The Exhibit Index immediately following the signature page is incorporated herein by reference.


                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CYBERSOURCE CORPORATION
                                    (the Registrant)

                                    By:  /s/ Charles E. Noreen, Jr.
                                       -----------------------------
                                       Charles E. Noreen, Jr.
                                       Vice President of Finance and
                                       Administration, Chief Financial Officer
                                       (Principal Financial and
                                       Chief Accounting Officer)

Dated:  October 3, 2000

                                 EXHIBIT INDEX


     Exhibit
     Number           Description
     ------           -----------

       2 Agreement and Plan of Merger, dated as of July 9, 2000, by and among CyberSource Corporation, Sapphire Merger, Inc., and PaylinX Corporation and Exhibit A thereto.


Pursuant to Item 601(b)(2) of Regulation S-K, the following exhibits and schedules to the Agreement have been omitted. Such exhibits and schedules will be submitted to the Securities and Exchange Commission upon request.


          Exhibit/Schedule     Name
          ----------------     ----

          Exhibit B            Escrow Agreement
          Exhibit C            Company Financial Statements
          Exhibit D            Proprietary Information and Inventions Agreement
          Exhibit E            Form of Voting Agreement
          Exhibit F            Form of Lock-Up Agreement
          Exhibit G            Opinion from Company Counsel
          Exhibit H            Form of Noncompetition Agreement
          Exhibit I            Opinion from Acquiror's Counsel
          Schedule 6.7         Signatories to Voting Agreement
          Schedule 6.10        Signatories to Lock-Up Agreement
          Schedule 6.17        Parties to Executive Benefit Summaries